EXHIBIT 99.1
Contact: Brainerd Communicators, Inc.
Jennifer Gery (media)
Mike Smargiassi (investors)
212.986.6667
investor.relations@glenayre.com
Glenayre Announces Second Quarter 2006 Results
-EDC Continues to Execute on Growth Strategy-
- Messaging Realigns Cost Structure and Retains Jefferies Broadview to Assist
with Merger and Acquisition Activity -
NEW YORK — August 8, 2006 — Glenayre Technologies, Inc. (NASDAQ: GEMS), a global provider of messaging solutions through Glenayre Messaging and entertainment products and services through Entertainment Distribution Company, LLC (“EDC”), today reported second quarter financial results for the quarter ending June 30, 2006.
On May 31, 2005, EDC acquired Universal Music Group’s U.S. and central European CD and DVD manufacturing and distribution operations. Accordingly, for comparative purposes this release includes pro forma financial information for the fiscal periods of 2005 presented that summarizes the combined results of operations of Glenayre Technologies and the operations of EDC on a pro forma basis, as though the companies had been combined as of the beginning of each of the periods presented.
Highlights:
•	Consolidated revenue of $90.0 million for the second quarter of 2006.

•	EDC revenue of $73.6 million for the second quarter of 2006 compared to $69.0 million in 2005 on a pro forma basis, an increase of 7%.

•	EDC net loss of ($3.3) million for the second quarter of 2006 compared to a net loss of ($4.8) million in 2005 on a pro forma basis.

•	EDC EBITDA (as defined below) of $6.0 million, excluding $904,000 of allocated corporate overhead costs compared to $4.3 million for the same period of 2005 on a pro forma basis, excluding $336,000 of allocated corporate overhead costs and $1.6 million of non-recurring transaction and employment related costs.

•	Messaging revenue of $16.4 million for the second quarter of 2006 compared to $22.7 million in 2005, a decrease of 28%.

•	Messaging net loss from continuing operations of ($1.1) million for the second quarter of 2006 compared to net income from continuing operations of $1.5 million in 2005.

•	Messaging EBITDA (as defined below) of ($1.2) million for the second quarter of 2006 compared to $1.6 million for the same period in 2005.

•	Included in EDC’s results for the second quarter of 2006 is $65,000 of stock option expense and $646,000 of amortization expense relating to EDC profits interests awarded to management. Included in Messaging’s results is $266,000 of stock option expense.

A reconciliation between results on a GAAP basis and the earnings before interest, taxes, depreciation and amortization (“EBITDA”) results presented above is provided immediately following the Condensed Consolidated Financial Statements.
The Company also announced today that it has retained Jefferies Broadview to assist with its previously announced plans to accelerate its merger and acquisition activity for its Messaging business. The Company cautions that there can be no assurance that this process will result in any specific transaction.
Glenayre’s Chairman and Chief Executive Officer Clarke Bailey stated, “Our second quarter performance was driven by EDC, which is performing in-line with our expectations as we continue to capitalize on our strong relationship with Universal Music, while adding third-party customers. The recently announced Blackburn acquisition, as well as our success in expanding manufacturing capacity while driving improved operating efficiencies, highlights our progress in implementing our strategic plan. At Messaging we narrowed our net loss to ($1.1) million from ($2.6) million in the first quarter of 2006 driven by reduced costs of approximately $1.0 million, which were offset by continued softness in the domestic market and timing delays in the closing of international business. As a result we are adjusting our second half 2006 revenue outlook to be flat with the first half of 2006 and have recently implemented a realignment plan to achieve profitability at this lower revenue level. Further, we have retained Jefferies Broadview to assist us with our previously announced strategic initiatives for our Messaging business.”
“EDC continues to execute on a number of strategic fronts which will improve upon our ability to serve our customers and drive profitable growth,” stated Jim Caparro, president and chief executive officer of EDC. “Our Blackburn acquisition provides us with a local foothold in one of the largest music markets in Europe, which will enable us to further capitalize on our Universal agreement and seek opportunities to expand our customer base. In June our newly acquired DVD lines in the U.S. went into full production, providing us with enough capacity to handle all of Universal’s current reversionary business. We continue to add additional customers, including Armington Entertainment Group, Cactus Unlimited, DHW Records and DNA Music Entertainment. In addition, we are prudently managing our costs and driving operating efficiencies across our operations. We remain very optimistic about EDC’s growth potential, and we believe EDC is on track to meet our year over year growth expectations, excluding acquisitions, of 5% to 10%. Also, as previously communicated, we anticipate that Blackburn will contribute in excess of $4 million of cash flows on an annual basis, with the majority of this coming during the second half of the year.”
Bruce Bales, president of Glenayre Messaging stated, “During the quarter we executed on a number of initiatives that reduced our cost base and improved our cash flows over the first quarter of 2006. However, the softness in revenue has continued, and the progress we have shown has not been sufficient to return Messaging to profitability. As a result we have recently reorganized our operations, bringing them in-line with the softer domestic market while maintaining adequate resources to serve the growing international opportunities. This reorganization, which will result in one-time costs of approximately $1.2 million in the third quarter of 2006, is expected to generate approximately $3.0 million of operating cost savings during the second half of 2006. We anticipate that these steps, coupled with our continued strength in the international arena and new video applications, will support a return to profitable growth.”

Management will host a conference call to discuss its second quarter 2006 financial results today at 9 a.m. ET. To access the conference call, please dial 973-633-6740 and reference pass code 7576840. A live webcast of the conference call and the presentation slides will also be available on the Company’s corporate Web site, located at www.glenayre.com. A replay of the conference call will be available through Tuesday, August 15, 2006, at midnight ET. The replay can be accessed by dialing 973-341-3080. The pass code for the replay is 7576840.
Additional second quarter financial details and presentation materials may be found on the Company’s Web site using the following link:
http://www.glenayre.com/glenayre/investors/quarterly_financials.cfm.
Summary of Second Quarter 2006
For the second quarter of 2006, the Company reported consolidated revenue of $90.0 million compared to $91.7 million on a pro forma basis for the second quarter of 2005.
EDC’s second quarter 2006 revenue of $73.6 million compares to revenue on a pro forma basis of $69.0 million for the second quarter of 2005, an increase of 7%. Manufactured unit volumes in the second quarter of 2006 increased approximately 10% over the same quarter last year. Approximately 48% of the revenue in the second quarter of 2006 was generated in the U.S. and 52% internationally.
Messaging business second quarter 2006 revenue of $16.4 million compares to $22.7 million for the second quarter of 2005. Versera ICE products accounted for approximately 31% of the revenue, legacy products 37% and services 32%. During the same quarter in the prior year, Versera ICE products made up 30% of the revenue, legacy 41%, and services 29%. International sales contributed 34% of the revenue compared to 46% in the same quarter in 2005 when the initial MTN systems were delivered.
On a consolidated basis, the Company reported a net loss from continuing operations of ($4.4) million for the second quarter of 2006, or ($0.06) per share, which compares to a net loss from continuing operations of ($2.5) million, or ($0.04) per share, for the second quarter of 2005. EDC generated a net loss from operations of ($3.3) million for the second quarter of 2006 compared to ($4.8) million on a pro forma basis for the second quarter of 2005. EDC’s improvement over the second quarter of 2005 is attributed to increased sales volumes, incremental revenue of $1.1 million relating primarily to a negotiated increase to the fixed CD pricing with Universal Music applied retroactively, and $1.6 million of non-recurring charges that were included in the second quarter of 2005 results, offset by higher selling, general and administrative costs relating to the establishment of a sales function to solicit new third party business, costs associated with EDC’s Sarbanes Oxley internal control assessment activity and acquisition related expenditures. Messaging generated a net loss from continuing operations of ($1.1) million for the second quarter of 2006 compared to net income of $1.5 million in 2005, with the decrease from the same quarter last year attributed primarily to the lower volume of sales.
Including discontinued operations, the Company reported a net loss of ($4.8) million, or ($0.07) per share, for the second quarter of 2006 compared to a net loss of ($2.1) million, or ($0.03) per share, for the second quarter of 2005.

As of June 30, 2006, the Company had unrestricted cash and short-term investments of $66.8 million and restricted cash of $24.0 million compared to unrestricted cash and short-term investments of $71.9 million and $78.8 million and restricted cash of $39.6 million and $40.3 million at March 31, 2006 and December 31, 2005, respectively. During the second quarter of 2006 the Company’s creditors released $16.5 million of restricted cash that was held as collateral for EDC’s credit facility. The decrease in total cash and short-term investments during the second quarter of 2006 was due primarily to scheduled rebate payments to Universal Music, capital expenditures, and working capital changes.
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About Glenayre Technologies
Comprised of two divisions, Glenayre Technologies (NASDAQ: GEMS) is a global provider of messaging solutions through the Glenayre Messaging business and entertainment products through Entertainment Distribution Company, LLC (EDC). Headquartered in Atlanta, GA, Glenayre Messaging is an international supplier of next-generation messaging solutions and enhanced services for wireless and wireline carriers and MSO/cable companies. Glenayre Messaging provides solutions for voice, fax and e-mail messaging, including voice mail, video mail, multimedia messaging (MMS), and short message service (SMS). Entertainment Distribution Company is the largest provider of pre-recorded entertainment products, including CDs and DVDs, for Universal Music Group, the world leader in music sales. Headquartered in New York, EDC’s operations include manufacturing and distribution facilities throughout North America and in Hanover, Germany. For more information, please visit www.glenayre.com.
Safe Harbor Statement
This news release contains statements that may be forward-looking within the meaning of applicable securities laws. The statements may include projections regarding future revenues and earnings results, and are based upon the Company’s current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these results and uncertainties are discussed in the Company’s most recently filed Annual Report on Form 10-K and the Company’s most recently filed Quarterly Report on Form 10-Q. These factors include, but are not limited to potential intellectual property infringement claims; internal control deficiencies, litigation; potential acquisitions and strategic investments; environmental laws and regulations; ability to attract and retain key personnel; volatility of stock price; competition; variability of quarterly results and dependence on key customers; international business risks; sensitivity to economic trends and consumer preferences; increased costs or shortages of raw materials or energy; advances in technology and changes in customer demands; development of digital distribution alternatives including copying and distribution of music and video files; continuation and expansion of third-party agreements; proprietary technology; potential changes in government regulation; potential market changes resulting from rapid technological advances; restructuring activities; variability in production levels; and compliance with Senior Secured Credit Facility covenants. The Company assumes no obligation to update any forward-looking statements and does not intend to do so except where legally required.
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GLENAYRE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$66,837	$78,803
Restricted cash	2,144	10,602
Accounts receivable, net	29,229	28,056
Current portion of long-term receivable	1,659	6,076
Inventories, net	14,714	15,620
Prepaid expenses and other current assets	20,418	11,099

Total Current Assets	135,001	150,256

Restricted cash	21,839	29,727
Property, plant and equipment, net	65,168	62,340
Long-term receivable	7,185	6,560
Goodwill	3,027	—
Intangibles	60,674	59,642
Other assets	4,826	6,883

TOTAL ASSETS	$297,720	$315,408

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$23,678	$28,990
Accrued and other liabilities	36,148	38,001
Income taxes payable	10,027	9,489
Deferred income taxes	231	215
Deferred revenue	3,582	9,003
Loans from employees	1,117	1,132
Current portion of long-term debt	19,845	14,700
Accrued liabilities, discontinued operations	2,363	2,174

Total Current Liabilities	96,991	103,704

Other noncurrent liabilities	7,447	3,353
Loans from employees	3,604	4,113
Long-term debt	51,541	61,868
Pension and other defined benefit obligations	32,541	29,281
Deferred income taxes	9,699	8,462
Accrued liabilities, discontinued operations	—	61

Total Liabilities	201,823	210,842

Minority interest in subsidiary company	772	886

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized: 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, $.02 par value; authorized: 200,000,000 shares, outstanding: 2006 - 68,815,431 shares; 2005 - 68,063,799 shares	1,376	1,361
Contributed capital	366,290	364,376
Accumulated deficit	(272,624)	(260,874)
Cumulative translation adjustment, net of tax	83	(1,183)

Total Stockholders’ Equity	95,125	103,680

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$297,720	$315,408

GLENAYRE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2006	2005
REVENUES:
Product sales	$66,071	$30,429
Service revenues	23,902	12,325

Total Revenues	89,973	42,754

COST of REVENUES :
Cost of sales	53,313	19,667
Cost of services	14,740	7,857

Total Cost of Revenues	68,053	27,524

GROSS MARGIN	21,920	15,230

OPERATING EXPENSES:
Selling, general and administrative expense	17,460	12,113
Research and development expense	4,221	3,948
Amortization of intangible assets	2,025	566

Total Operating Expenses	23,706	16,627

OPERATING LOSS	(1,786)	(1,397)

OTHER INCOME (EXPENSE):
Interest income	1,032	571
Interest expense	(1,563)	(505)
Gain (loss) on currency swap, net	(1,650)	262
Transaction gain (loss), net	584	(1,300)
Other income, net	14	25

Total Other Expense	(1,583)	(947)

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(3,369)	(2,344)

Provision for income taxes	1,187	134
Minority interest	(114)	—

LOSS FROM CONTINUING OPERATIONS	(4,442)	(2,478)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	(386)	388

NET LOSS	$(4,828)	$(2,090)

INCOME (LOSS) PER WEIGHTED AVERAGE COMMON SHARE:
Loss from continuing operations	$(0.06)	$(0.04)
Income (loss) from discontinued operations	(0.01)	0.01

Loss per weighted average common share	$(0.07)	$(0.03)

INCOME (LOSS) PER COMMON SHARE -— ASSUMING DILUTION:
Loss from continuing operations	$(0.06)	$(0.04)
Income (loss) from discontinued operations	(0.01)	0.01

Loss per weighted average common share	$(0.07)	$(0.03)

GLENAYRE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2006	2005
REVENUES:
Product sales	$126,389	$44,087
Service revenues	50,030	16,589

Total Revenues	176,419	60,676

COST of REVENUES :
Cost of sales	102,165	23,822
Cost of services	33,180	10,324

Total Cost of Revenues	135,345	34,146

GROSS MARGIN	41,074	26,530

OPERATING EXPENSES:
Selling, general and administrative expense	36,212	19,100
Research and development expense	8,796	6,982
Amortization of intangible assets	3,780	566

Total Operating Expenses	48,788	26,648

OPERATING LOSS	(7,714)	(118)

OTHER INCOME (EXPENSE):
Interest income	2,080	1,101
Interest expense	(2,974)	(512)
Gain (loss) on currency swap, net	(2,377)	262
Transaction gain, net	940	(1,300)
Other income, net	6	32

Total Other Expense	(2,325)	(417)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(10,039)	(535)

Provision for income taxes	1,191	163
Minority interest	(114)

LOSS FROM CONTINUING OPERATIONS	(11,116)	(698)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	(634)	398

NET LOSS	$(11,750)	$(300)

INCOME (LOSS) PER WEIGHTED AVERAGE COMMON SHARE:
Loss from continuing operations	$(0.16)	$(0.01)
Income (loss) from discontinued operations	(0.01)	0.01

Loss per weighted average common share	$(0.17)	$(0.00)

INCOME (LOSS) PER COMMON SHARE -— ASSUMING DILUTION:
Loss from continuing operations	$(0.16)	$(0.01)
Income (loss) from discontinued operations	(0.01)	0.01

Loss per weighted average common share	$(0.17)	$(0.00)

GLENAYRE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(12,241)	$12,236	$(14,693)	$8,491

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,515)	(1,324)	(7,381)	(1,597)
Maturities of short-term securities	—	56	—	12,180
Asset and share purchases of EDC, net of cash acquired	—	(67,262)	—	(67,262)
Release (increase) in restricted cash related to acquisition	16,500	(16,500)	16,500	(16,500)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	13,985	(85,030)	9,119	(73,179)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) from long term borrowing, net of costs	(7,907)	45,444	(8,931)	45,444
Proceeds from sale of LLC interest in subsidiary	—	772	—	772
Issuance of common stock	262	421	1,144	551

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(7,709)	46,637	(7,787)	46,767

EFFECT OF EXCHANGE RATE CHANGES ON CASH	937	(771)	1,395	(771)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,028)	(26,928)	(11,966)	(18,692)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	71,865	90,927	78,803	82,691

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$66,837	$63,999	$66,837	$63,999

SUPPLEMENTAL INFORMATION
Depreciation included in cost of sales	$2,774	$990	$5,495	$1,036
Depreciation include in selling, general and administrative expense	555	234	1,055	341
Depreciation included in research and development expense	240	325	560	643
Amortization of intangible assets	2,025	566	3,780	566

Glenayre Technologies, Inc.
Summary Schedule of Non-GAAP Financial Data
(In thousands) Unaudited
The following summary of financial data shows the reconciliation of loss from continuing operations, as determined in accordance with accounting principles generally accepted in the United States (GAAP), to income (loss) from continuing operations before one-time gains and charges and earnings before interest, taxes, and depreciation and amortization from continuing operations before one-time gains and charges.
EBITDA is income (loss) from continuing operations, excluding one-time gains and charges, before net interest income, income taxes, and depreciation and amortization and is presented because the Company believes that such information is commonly used in both the telecommunications industry and the entertainment industry as one measure of a company’s operating performance. EBITDA from continuing operations is not determined in accordance with generally accepted accounting principles, it is not indicative of cash provided by operating activities, should not be used as a measure of operating income and cash flows from operations as determined under GAAP, and should not be considered in isolation or as an alternative to, or to be more meaningful than, measures of performance determined in accordance with GAAP. EBITDA, as calculated by the Company, may not be comparable to similarly titled measures reported by other companies and could be misleading unless all companies and analysts calculated EBITDA in the same manner.

	Three Months Ended		Six Months ended
	June 30,		June 30,
	2006	2005	2006	2005

CONSOLIDATED:
Loss from continuing operations	$(4,442)	$(2,478)	$(11,116)	$(698)
Indirect acquistion and employment costs (1)	—	1,618	—	1,618
One-time exchange loss related to EDC acquisition	—	1,051	—	1,051

Income (loss) from continuing operations before one-time gains and charges	(4,442)	191	(11,116)	1,971

Income tax provision	1,187	134	1,191	163
(Loss) gain on currency translation	(584)	249	(940)	249
Loss (gain) on currency swap	1,650	(262)	2,377	(262)
Loss on disposal of assets	7	—	60	—
Interest expense (income), net	531	(66)	894	(589)
Depreciation and amortization	5,594	2,114	10,890	2,586
Other expense, net	(21)	(25)	(66)	(32)

EBITDA from continuing operations	$3,922	$2,335	$3,290	$4,086

EDC:
Loss from continuing operations	$(3,337)	$(4,015)	$(7,447)	$(4,015)
Indirect acquistion and employment costs (1)	—	1,618	—	1,618
One-time exchange loss related to EDC acquisition	—	1,051	—	1,051

Income (loss) from continuing operations before one-time gains and charges	(3,337)	(1,346)	(7,447)	(1,346)

Income tax provision	1,117	—	855	—
(Loss) gain on currency translation	(631)	249	(1,025)	249
Loss (gain) on currency swap	1,650	(262)	2,377	(262)
Loss on disposal of assets	5	—	57	—
Interest expense (income), net	1,221	453	2,250	453
Depreciation and amortization	5,132	1,606	9,876	1,606
Other expense, net	(21)	4	(65)	4

EBITDA from continuing operations	$5,136	$704	$6,878	$704

MESSAGING:
Loss from continuing operations	$(1,105)	$1,537	$(3,669)	$3,317
Indirect acquistion and employment costs	—	—	—	—
One-time exchange loss related to EDC acquisition	—	—	—	—

Income (loss) from continuing operations before one-time gains and charges	(1,105)	1,537	(3,669)	3,317

Income tax provision	70	134	336	163
(Loss) gain on currency translation	47	—	85	—
Loss (gain) on currency swap	—	—	—	—
Loss on disposal of assets	2	—	3	—
Interest expense (income), net	(690)	(519)	(1,356)	(1,042)
Depreciation and amortization	462	508	1,014	980
Other expense, net	—	(29)	(1)	(36)

EBITDA from continuing operations	$(1,214)	$1,631	$(3,588)	$3,382

(1)	In connection with the acquisition of the CD/DVD manufacturing and distribution operations of Universal Music Group, the company incurred certain indirect acquisition costs and one-time employment related costs.